Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-162713) and related prospectus of Williams Partners L.P., and in the registration statement on Form S-8 (No. 333-128881) of Williams Partners L.P. of our reports dated February 25, 2010, with respect to the consolidated financial statements of Williams Partners L.P., the effectiveness of internal control over financial reporting of Williams Partners L.P., and the consolidated financial statements of Discovery Producer Services LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
February 25, 2010